PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT is made and entered into as of the 24th day of February 2006 by and between TUNEX INTERNATIONAL, INC., a Utah corporation (“Tunex”) and EDWARD DALLIN BAGLEY, an individual (“Bagley”).

Recitals

A.      Tunex is the holder of record of all the member interest (the “Member Interest”) of TNX Automotive Service, LLC, a Utah limited liability company (“TAS”).

B.      Pursuant to a Stock Purchase Agreement dated February 23, 2006, Tunex sold to an unrelated third party common stock representing a majority of the issued and outstanding shares of common stock, so that there is a change in voting control of Tunex. In consideration of the agreement of Bagley not to object to the transactions contemplated by the Stock Purchase Agreement, Tunex is granting to Bagley the option of acquiring the Member Interest of TAS.

Agreement

NOW, THEREFORE, for and in consideration of the foregoing recitals and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

Section 1.      Grant of Option. Tunex hereby grant to Bagley an option to purchase all, but not part, of the Member Interest on the following terms and conditions.

(a)       The option to purchase the Member Interest may be exercised by written notice given by Bagley to Tunex at any time prior to 5:00 P.M. Mountain Time on December 31, 2006.

(b)       The total purchase price for the Member Interest is payable in the form of 100,000 shares of the common stock of Tunex.

(c)       Payment of the purchase price for the Member Interest and delivery of the instruments in proper form for transferring the Member Interest shall occur at a closing (the “Closing”) to be held at 10:00 A.M. Mountain Time at the offices of Parsons Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah 84111 (or such other location within Salt Lake County, Utah as Parsons Behle & Latimer may designate by written notice to the parties to this Agreement) on the 15th business day following the date notice of exercise of the option is given pursuant to this Section 1 (the “Closing Date”).

(d)       At the Closing Bagley shall deliver to Tunex one or more certificates representing a total of 100,000 shares of common stock of Tunex, duly endorsed for transfer with signatures guaranteed. At the Closing Tunex shall deliver to Bagley an assignment of all the Member Interest in proper form to effect transfer of the Member Interest to Bagley.

Section 2.     Tax Matters. The following provisions shall govern the allocation of responsibility as between Tunex and Bagley for certain tax matters following the Closing:

(a)       Tunex will indemnify Bagley and hold him harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (as defined below) of Tunex and TAS or the non-payment of Taxes by Tunex and TAS for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-effective Tax Period”), and (ii) any and all Taxes of any person (other than Tunex and TAS) imposed on Tunex or TAS as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. For purposes of this Agreement the term “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, service fund, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(b)       In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of TAS for the Pre-effective Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of TAS for a Straddle Period that relates to the Pre-effective Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)       Tunex shall include the income of TAS (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Tunex’ consolidated federal income Tax returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Tunex shall cause TAS to join in Tunex’ consolidated federal income Tax return and, in jurisdictions requiring separate reporting from Tunex, to file separate company state and local income tax returns. All such Tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Bagley shall have the right to review and comment on any such Tax returns prepared by Tunex. Bagley shall cause TAS to furnish information to Tunex as reasonably requested by Tunex to allow Tunex to satisfy its obligations under this section in accordance with past custom and practice. Bagley shall consult and cooperate with Tunex as to any elections to be made on returns of Tunex and TAS for periods ending on or before the Closing Date.

(d)       Bagley shall prepare or cause to be prepared and file or cause to be filed all Tax returns for TAS that are required to be filed after the Closing Date other than income Tax returns with respect to periods for which a consolidated, unitary or combined income Tax return of Tunex will include the operations of TAS.

(e)       Tunex and Bagley agree to cooperate on tax matters as follows:

(i)       Tunex and Bagley shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section 2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Tunex agrees (A) to retain all books and records with respect to Tax matters pertinent to TAS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Bagley, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Bagley reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Bagley so requests, Tunex ahdll allow Bagley to take possession of such books and records.

(ii)       Tunex and Bagley further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)       Tunex and Bagley further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated there under.

(f)       Tunex shall allow Bagley and its counsel to participate at Bagley’s expense in any audit of Tunex’ federal income Tax returns to the extent that such returns relate to TAS. Tunex shall not settle any such audit in a manner that would adversely affect TAS after the Closing Date without the prior written consent of Bagley.

Section 3.    Representations of Bagley. Bagley has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder, no consent of any person not a party to this Agreement is required to be obtained on the part of Bagley to execute, deliver, and perform his obligations hereunder; and this Agreement constitutes the legally valid and binding obligation of Bagley enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor’s rights generally.

Section 4.     Representations of Tunex

(a)       Tunex is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah. Tunex has all necessary corporate power and authority to carry on its business as now being conducted. Tunex has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

(b)       Tunex has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Tunex and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of Tunex and no other corporate proceedings on the part of Tunex are necessary to authorize this Agreement and the transactions contemplated hereunder. No consent of any person not a party to this Agreement nor consent of or filing with (including any waiting period) any governmental entity is required to be obtained or performed on the part of Tunex to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of Tunex enforceable against Tunex in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor’s rights generally.

(c)       Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Tunex), will (i) violate any constitution, statute, regulation, rule, order, decree, charge, or other restriction of any governmental entity to which Tunex is subject or any provision of the charter or bylaws of Tunex or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Tunex is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance could not reasonably be expected to have a material adverse effect on Tunex or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 5.     Restriction on Transfer. Prior to the termination of this Agreement, Tunex agrees that it will not sell, transfer, assign, or in any way alienate any of the Member Interest, whether now owned or hereafter acquired, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of Bagley. Even though prohibited from doing so, should any of the Membe Interest be in any way alienated by or from Tunex prior to the termination of this Agreement, the successor or assignee of the Member Interest is and shall be bound by the terms and conditions of this Agreement. Any purported transfer in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee.

Section 6.     Miscellaneous.

(a)       This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the state of Utah.

(b)       In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

(d)       This Agreement represents the entire agreement between the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

(e)       This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

(f)       Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Due to the unique nature of the relationship between the parties and the rights conferred hereunder, either party is entitled to seek and obtain as a remedy for any breach or threatened breach hereof specific performance, in addition to any other remedy available at law or in equity. At any time prior to the Closing this Agreement may be amended by a writing signed by all parties hereto with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party for whose benefit the provision is intended.

(g)       All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, or at 5:00 p.m., Mountain Time on the next business day following the date sent twelve (12) hours after facsimile transmission to the telephone numbers identified below, or two business days following the date deposited with an overnight courier service with instructions for next business day delivery, or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested to the address listed below:

To Tunex:	Tunex International, Inc. Attn: Chief Executive Officer 556 East 2100 South Salt Lake City, UT 84106 Fax: (801) 484-4740

To Bagley:	Edward Dallin Bagley 2350 Oakhill Drive Holladay, UT 84121 Fax: (801) 274-8009

Either party may change its address for notices by notice duly given pursuant to this Section 6 (g).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Tunex International, Inc.

By:	/s/	Nick Butterfield
Name:	Nick Butterfield
Title:	President

Bagley

/s/ Edward Dallin Bagley
Edward Dallin Bagley